Exhibit 15.3

Automoney inc.

Consolidated Financial Statements and
Independent Auditors' Report

Contents	Page(s)

INDEPENDENT AUDITORS' REPORT	1-2

CONSOLIDATED BALANCE SHEETS	3

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS	4

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY	5

CONSOLIDATED STATEMENTS OF CASH FLOWS	6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	7-13

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Automoney Inc.

We have audited the accompanying consolidated financial statements of Automoney Inc. and its subsidiaries (collectively the “Group”) which comprise the consolidated balance sheet as of December 31, 2015, and the related consolidated statements of operations and comprehensive loss, changes in equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Group’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Group as of December 31, 2015, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

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INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Automoney Inc. - continued

Emphasis of Matter Regarding Going Concern

The accompanying consolidated financial statements as of and for the year ended December 31, 2015 have been prepared assuming that the Group will continue as a going concern. As discussed in Note 2 to the financial statements, the Group has suffered losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP
Shanghai, China
June 1, 2016

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AUTOMONEY INC.

CONSOLIDATED BALANCE SHEETS

(All amounts in RMB thousands, except for share and per share data)

	As of December 31,
	2014	2015
	RMB (unaudited)	RMB
ASSETS
Current assets:
Cash	-	472
Total current assets	-	472

Property and equipment, net	-	205
Total assets	-	677

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	-	407
Amount due to shareholder	-	18,000
Other current liabilities	-	1,189
Total current liabilities	-	19,596

Total liabilities	-	19,596

Equity
Ordinary shares ($0.0001 par value; 500,000,000 shares authorized, 1 and 25,000,000 shares issued and outstanding as of December 31, 2014 and 2015, respectively)	-	3
Additional paid-in capital	-	21,120
Accumulated deficit	-	(40,560)

Accumulated other comprehensive income	-	518
Total equity	-	(18,919)

Total liabilities and equity	-	677

The accompanying notes are an integral part of these financial statements.

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AUTOMONEY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(All amounts in RMB thousands, except for share and per share data)

	From December 2, 2014 (date of inception) to December 31,	For the year ended December 31,
	2014	2015
	RMB (unaudited)	RMB
Operating expenses:
Sales and marketing expenses	-	(34,274)
General and administrative expenses	-	(6,164)
Total operating expenses	-	(40,438)

Loss from operations	-	(40,438)
Exchange loss	-	(122)

Loss before income tax expense	-	(40,560)
Income tax expense		-
Net loss	-	(40,560)
Other comprehensive income	-	518
Comprehensive loss	-	(40,042)

The accompanying notes are an integral part of these financial statements.

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AUTOMONEY INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(All amounts in RMB thousands, except for share and per share data)

	Ordinary shares		Additional	Accumulated	Accumulated other comprehensive	Total
	Shares	Amount	paid-in capital	deficit	income	equity

Balance at December 2, 2014(date of inception)(unaudited)	-	-	-	-	-	-
Capital contribution(unaudited)	1	-	-	-	-	-
Net loss(unaudited)	-	-	-	-	-	-
Foreign currency translation adjustment(unaudited)	-	-	-	-	-	-

Balance at December 31, 2014(unaudited)	1	-	-	-	-	-

Capital contribution	24,999,999	3	21,120	-	-	21,123
Net loss		-	-	(40,560)	-	(40,560)
Foreign currency translation adjustment		-	-	-	518	518
Balance at December 31, 2015	25,000,000	3	21,120	(40,560)	518	(18,919)

The accompanying notes are an integral part of these financial statements.

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AUTOMONEY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in RMB thousands, except for share and per share data)

	From December 2, 2014 (date of inception) to December 31,	For the year ended December 31,
	2014	2015
	RMB (unaudited)	RMB
Cash flows from operating activities
Net loss	-	(40,560)
Adjustments to reconcile net loss to net cash used in operating activities:
Exchange loss	-	122
Depreciation	-	49
Changes in operating assets and liabilities:
Increase in accounts payable	-	407
Increase in other current liabilities	-	1,189
Net cash used in operating activities	-	(38,793)

Cash flows from investing activities
Purchases of property and equipment	-	(254)
Cash used in investing activities	-	(254)

Cash flows from financing activities
Proceeds from capital contribution	-	21,123
Advance from shareholder	-	18,000
Cash provided by financing activities	-	39,123

Net increase in cash and cash equivalents	-	76
Cash at the beginning of the period/year	-	-
Effect of exchange rate changes on cash	-	396
Cash at the end of the period/year	-	472

The accompanying notes are an integral part of these financial statements.

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AUTOMONEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in RMB thousands, except for share and per share data)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Automoney Inc. (the "Company") was incorporated under the laws of Cayman Islands on December 2, 2014. The Company and its subsidiaries (collectively the "Group") are specialized in rendering automobile performance solution service in People’s Republic of China ("PRC").

As of December 31, 2015, the Company's subsidiaries were as follows:

	Date of incorporation	Place of incorporation	Legal ownership
Subsidiaries:
Automoney Hong Kong Limited	January 23, 2015	Hong Kong	100%
Shanghai Automoney Internet Technology Ltd.	May 7, 2015	PRC	100%

The Group mainly operates through Shanghai Automoney Internet Technology Ltd. The Group commenced its operations in May 2015. No revenue was generated during the year ended December 31, 2015 as all of its activities were relating to market and business development.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

As shown in the accompanying consolidated financial statements, the Group incurred a net loss of Renminbi ("RMB") 40,560 and had experienced negative cash flows from operating activities in the amount of RMB38,793 for the year ended December 31, 2015. As of December 31, 2015, the Group had an accumulated deficit of RMB40,560. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters are as follows:

●	The Group has ceased its operation since January 2016. The management of the Group has no plan to liquidate the legal entities within the Group and is currently evaluating other feasible business plans. No decision has been made on the Group's future operations.

●	Pursuant to a letter of undertaking from the Company's majority shareholder, the majority shareholder has agreed to provide adequate funds for the Group to meet in full its financial obligations as and when they fall due for two years from December 31, 2015. In addition, pursuant to the letter of undertaking, the majority shareholder has agreed not to seek settlement of the amount owed by the Group to it as of December 31, 2015 until the Company is able to do so.

●	As a result, the accompanying consolidated financial statements have been prepared assuming the Group will continue as a going concern. The accompanying consolidated financial statements do not reflect any adjustments relating to the recoverability and reclassification of assets and liabilities as that might be necessary if the Group is unable to continue as a going concern.

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AUTOMONEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued

(All amounts in RMB thousands, except for share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

(b)	Use of estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and reported amounts of expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, the Group's management reviews these estimates based on information that is currently available. Changes in facts and circumstances may cause the Group to revise its estimates. Significant accounting estimate reflected in the Group's consolidated financial statements is the valuation allowance for deferred tax assets.

(c)	Concentration of credit risk

Financial instruments that potentially subject the Group to significant concentrations of credit risk consist primarily of cash. As of December 31, 2015, substantially all of the Group's cash was held in major financial institutions located in the PRC, which management considers being of high credit quality.

(d)	Foreign currency translation

The functional currency of the Company is the United States dollar (“US$”). The functional currency of the Group’s entities incorporated in Hong Kong is Hong Kong dollars (“HK$”). The functional currency of the Group’s subsidiaries in PRC is RMB.

Transactions in currencies other than the applicable functional currencies during the year are converted into the functional currencies at the applicable rates of exchange prevailing at the transaction dates. Transaction gains and losses are recognized in the consolidated statements of operations and comprehensive loss. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations and comprehensive loss. Monetary assets and liabilities denominated in currencies other than the applicable functional currencies are translated into the functional currencies at the prevailing rates of exchange at the balance sheet date. Nonmonetary assets and liabilities are remeasured into the applicable functional currencies at historical exchange rates. All such exchange gains and losses are included in the consolidated statements of operations and comprehensive loss.

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AUTOMONEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued

(All amounts in RMB thousands, except for share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

(e)	Cash

Cash includes currency on hand and deposits held by financial institutions that can be withdrawn without limitation.

(f)	Property, plant and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed by using the straight-line method over the following estimate useful lives:

Electronic equipment	3 years

(g)	Sales and marketing expenses

Sales and marketing expenses consist primarily of advertising expenses, marketing and promotion expenses, costs of payroll and related compensation for the Group's sales and marketing personnel as well as their related marketing and promotion expenses.

(h)	General and administrative expenses

General and administrative expenses consist primarily of payroll and related compensation for employees in management and administration functions, office rental, professional service fees and other general corporate expenses.

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AUTOMONEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued

(All amounts in RMB thousands, except for share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

(i)	Income taxes

The Group accounts for income taxes under the asset and liability method. Under this method, deferred income taxes are recognized for the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities by applying enacted statutory rates applicable to future years in which the differences are expected to reverse. The tax base of an asset or liability is the amount attributed to that asset or liability for tax purposes. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion.

The Group recognizes a tax benefit associated with an uncertain tax position when, in management's judgment, it is more likely than not that the position will be sustained upon examination by a taxing authority. The Group has elected to classify interest and penalties related to an uncertain tax position, if any and when required, as general and administrative expenses. As of December 31, 2015 and 2014, the Group did not record any interest and penalties associated with uncertain tax positions as there were no uncertain tax positions.

(j) Fair value

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. In determining fair value, a three level hierarchy is established for inputs used in measuring fair value as follows:

Level 1	inputs are quoted prices in active markets for identical assets or liabilities;

Level 2	inputs are observable for the asset or liability, either directly or indirectly, including quoted prices in active markets for similar assets or liabilities;

Level 3	inputs are unobservable and reflect significant assumptions.

When available, the Group uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Group measures fair value using valuation techniques that use, when possible, current market-based or independently-sourced market parameters, such as interest rates and currency rates.

The Group’s financial instruments include cash, accounts payable, other current liabilities, and amount due to a shareholder. The carrying amounts of these financial instruments approximate their fair values due to their short-term maturity.

The Group did not have any assets or liabilities measured at fair value on a non-recurring basis for the periods presented.

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AUTOMONEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued

(All amounts in RMB thousands, except for share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

(k) Comprehensive loss

Comprehensive loss is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. For the periods presented, the Group’s comprehensive loss includes net loss and foreign currency translation adjustments and is presented in the consolidated statements of comprehensive loss.

(l) Recent accounting pronouncements

In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Updates ("ASU") 2014-09, Revenue from Contracts with Customers (Topic 606), to clarify the principles of recognizing revenue and create common revenue recognition guidance between US GAAP and International Financial Reporting Standards. ASU 2014-09 is effective for fiscal years and interim periods within those years beginning after December 15, 2016, and early adoption is not permitted. In August 2015, the FASB issued ASU 2015-14, "Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date". The amendments in this ASU defer the effective date of ASU 2014-09 for all entities by one year. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Group is still in the process of evaluating the impact of the standard on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, "Leases (Topic 842)". This update requires an entity to recognize lease assets and lease liabilities on the balance sheet and to disclose key information about the entity's leasing arrangements. ASU 2016-02 is effective for annual reporting periods, and interim periods therein, beginning after December 15, 2018, with early application permitted. A modified retrospective approach is required. The Group is currently evaluating the impact of the adoption this standard on its consolidated financial statements.

3.	PROPERTY AND EQUIPMENT, NET

As of December 31, 2015
RMB

Electronic equipment	254
Less: accumulated depreciation	(49)
Property and equipment, net	205

Depreciation expense for the year ended December 31, 2015 amounted to RMB49.

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AUTOMONEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued

(All amounts in RMB thousands, except for share and per share data)

4.	OTHER CURRENT LIABILITIES

As of December 31, 2015
RMB

Deposit from end users	1,189

5.	INCOME TAXES

Under the current laws of the Cayman Islands, the Company incorporated in the Cayman Islands is not subject to tax on income or capital gain. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

Under the current Hong Kong Inland Revenue Ordinance, the Company’s subsidiary domiciled in Hong Kong are subject to 16.5% Hong Kong Profits Tax on its taxable income generated from operations in Hong Kong. Additionally, payments of dividends by the subsidiary incorporated in Hong Kong to the Company are not subject to any Hong Kong withholding tax. No taxable income was generated from the operations in Hong Kong.

Under the Law of the People’s Republic of China on Enterprise Income Tax, the Company’s subsidiary domiciled in the PRC are subject to 25% statutory rate.

The Group had loss before tax amounting to RMB40,560 for the year ended December 31, 2015. Therefore, no income tax expense was recorded.

The principal components of deferred tax assets are as follows:

As of December 31, 2015
RMB
Deferred tax assets:
Net operating loss carry forward	10,140
Less: valuation allowance	(10,140)

Deferred tax assets, net	-

The Group had a net operating loss carry forwards of RMB40,560 as of December 3l, 2015. The net tax loss will expire in five years from the respective financial year when the loss was incurred. The Group has made a full valuation allowance against its net deferred tax assets based on an assessment that it is more likely than not that the benefit will not be realized through future earnings.

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AUTOMONEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued

(All amounts in RMB thousands, except for share and per share data)

6.	EMPLOYEE BENEFITS

The full-time employees of the Group are entitled to staff welfare benefits including medical care, welfare subsidies, unemployment insurance, pension benefits and housing fund. The Group is required to contribute to these benefits based on certain percentages of the employees' salaries in accordance with the relevant regulations and charge the amount contributed to these benefits to the statement of operations and comprehensive loss. The total amounts charged to the consolidated statements of operations and comprehensive loss for such employee benefits amounted to RMB5,183 for the year ended December 31, 2015. The PRC government is responsible for the welfare and medical benefits and ultimate pension liability to these employees.

7.	ADVANCE FROM SHAREHOLDER

As of December 31, 2015, the Group’s majority shareholder has advanced the Group RMB18,000 to support the Group's operations. These advances are interest free and repayable on demand.

8.	SUBSEQUENT EVENT

In connection with the presentation of these financial statements, an evaluation of subsequent events was performed through June 1, 2016. The Group has ceased its operation since January 2016.

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